EXHIBIT 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AQ HOLDINGS, INC.

An original Certificate of Incorporation by AQ Holdings, Inc. (the “Corporation”) was filed with the Secretary of State on July 29, 1998 (the “Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation, has been duly adopted by the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The text of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is AQ Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, $.01 par value per share (“Common Stock”).

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

2. The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

If a Director or officer of the Corporation is made a party to any civil or criminal action or proceeding in any matter arising from the performance by such Director or officer or his or her duties for or on behalf of the Corporation, then, to the full extent permitted by law, the Corporation shall: (a) advance to such Director, or upon approval of the Board of Directors to any officer, all sums necessary and appropriate to enable the Director or officer to conduct his or her defense or appeal, in the action or proceeding, and (b) indemnify such Director or officer for all sums paid by him or her in the way of judgments, fines, amounts paid in settlement, and reasonable expenses, including attorney’s fees actually and necessarily incurred, in connection with the action or proceeding, or appeal therein, subject to the proper application of credit for any sums advances to the Director or officer pursuant to clause (a) of this paragraph.

The indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other rights to which a Director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the Amended and Restated Certificate of Incorporation, the by-laws, a resolution of shareholders, a resolution of the Board of Directors, an agreement providing for such indemnification or otherwise provided by law, provided that no indemnification may be made to or on behalf of any Director or officer if a judgment or other final adjudication adverse to the Director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

ARTICLE IX

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each past or present Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of this Article IX by (a) the stockholders of the Corporation or (b) an amendment to the General Corporation Law of the State of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, Michael Wilson, Assistant Secretary of the Corporation, for the purpose of amending and restating the Corporation’s Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that it is my free act and deed on behalf of the Corporation this 10th day of August, 1999.

/s/ Michael Wilson
Michael Wilson
Assistant Secretary

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